Exhibit 10 (B) (10)


                               FIRM FIXED PRICE
                            MEMORANDUM OF AGREEMENT

This Memorandum of Agreement dated as of December 1, 1997 documents and confirms the agreement under which Chemfab Corporation (hereinafter called Sponsor) will support, and Virginia Polytechnic Institute and State University and Virginia Tech Intellectual Properties (hereinafter jointly called University) will conduct, an effort entitled: "Characterization of Fluoroelastomer Fluoroplastic Blends" (herein the "Project"), which is described in the letter dated September 18, 1997 from Dr. John Effenberger of Sponsor to Dr. James McGrath of the University (the "Project Description") (attached hereto as Exhibit 1 and incorporated as a part hereof), to which Project the University has assigned its Research Proposal Number 98-0489-10.

1. CONTENTS: This Memorandum of Agreement consists of this cover page and 11 additional pages, including the 5-page Project Description. This Memorandum of Agreement constitutes the definitive agreement contemplated by that certain letter agreement dated December 1, 1997 (and referenced exhibits) (the "Letter Agreement") between Sponsor and University, and supersedes the Letter Agreement, provided that the related executed Confidentiality and Non-Use Agreement dated as of December 1, 1997 (the "Confidentiality Agreement") remains in full force and effect.

2. PERIOD OF PERFORMANCE: The Research project shall be performed during the period December 1, 1997 through November 30, 1998 (the "Term").

3.   AMOUNT OF AGREEMENT:     $60,000.

4.   UNIVERSITY PRINCIPAL INVESTIGATORS: Professors James E. McGrath and Garth
L. Wilkes (herein the "Professors"), and post-doctoral students enrolled at the University selected by them ("Students") (collectively, "Researchers").
                                       2
5. EXECUTION: In confirmation of their acceptance of the terms of this Agreement, the parties have caused this Memorandum of Agreement to be executed by their duly authorized representative.


CHEMFAB CORPORATION


By: /s/ John W. Verbicky                   Dec 31, 1998
    --------------------------------       -----------
        John W. Verbicky, Exec. VP           Date

VIRGINIA POLYTECHNIC INSTITUTE AND STATE UNIVERSITY
VIRGINIA TECH INTELLECTUAL PROPERTIES


By: /s/ H. T. Hurd                         Jan 9, 1998
   ---------------------------------       -----------
      H. T. Hurd, Director                   Date
      Office of Sponsored Programs

A.   EFFORT TO BE PERFORMED

     The University, through the Researchers, shall perform the research Project described in the Project Description. The Professors shall determine the specific conduct of the research Project, and the Students, subject to the general supervision of the Professors, shall undertake that research. The Professors shall coordinate with and give written reports to Dr. Effenberger or other designated person(s) of Sponsor regarding progress of, modifications to, or additional leads on or focus of the research effort, provided, however, the University shall approve any major deviation from the Project Description

B.   PERIOD OF PERFORMANCE

     i. The University is expected to complete the research Project under this agreement within the time-frame specified on the cover page of this Agreement. The University shall provide the Sponsor with written notification at any time it becomes apparent that the effort will not be completed on schedule. This written notification shall provide an explanation of the delay and shall provide a new completion date.

     ii. Specific delivery dates of reports and other deliverables, if any, shall be agreed on by the Professors and Sponsor.

C.   CONSIDERATION AND PAYMENT

     i. For full and complete performance of the Project under this Agreement, the University shall be paid the sum of Sixty Thousand Dollars ($60,000), which shall cover stipends paid to the Students, and any and all direct and indirect costs and expenses of the Professors and of materials, equipment and facilities of the University. This amount shall be payable on the following schedule: on the first day of each month, commencing on January 1, 1998 and thereafter for the next 11 months.

     ii. The University shall invoice for all payments when due and all payments shall be made to "Treasurer, Virginia Tech" and mailed to:
          "Virginia Tech, Attn: Director, Office of Sponsored Programs, 301 Burruss Hall, Blacksburg, Virginia 24061."

D.   CHANGES AND SUBCONTRACTING

     No changes in the amount, terms or conditions of this Agreement shall become effective until such change is reduced to writing and signed by duly authorized representatives of both parties to this Memorandum of Agreement. Subject to Paragraph A above, the University shall not subcontract any portion of the effort without the prior written concurrence of the Sponsor.


E.   CONFIDENTIAL MATERIAL

     i. In the Project Description and during the performance of this Agreement, the Sponsor has and may from time-to-time furnish material to the University and Researchers (collectively, "Recipients") that Sponsor considers to be of a confidential nature (herein "Sponsor Confidential Information"). The Recipients have signed the Confidentiality Agreement, under which they will safeguard all such material in accordance therewith. Confidential material not consumed in the performance of the research Project shall be returned to, or disposed of, as directed by the Sponsor. Confidential material will not be published by the University in student theses, scholarly dissertations, or otherwise without prior written consent of the Sponsor (and in any event will only be published subject to the conditions in Paragraph F. below).

     ii. Sponsor hereby grants a license to Recipients to use Sponsor Confidential Information for the limited and sole purpose of carrying out the research goals of the Project (the "Research License"), subject to the terms and conditions of the Confidentiality Agreement. The Research License shall automatically expire at the end of the Term. The Research License does not include the grant of any license, right or interest in or to Sponsor Confidential Information, the information in the Project Description, or other Sponsor Intellectual Property (as defined in Paragraph G. below). Sponsor expressly retains all other rights in Sponsor Intellectual Property, including the exclusive right to commercially exploit the same.

F.   PUBLICATION

     i. The Sponsor acknowledges that a major consideration in the University entering into this Agreement is the ability to publish Student theses and scholarly papers derived from the research for the Project
          (herein, "Project Research").   University acknowledges that major
          considerations for the Sponsor in entering into this Agreement are for Sponsor (a) to preserve the patentability of Sponsor's ideas and inventions set forth in or contemplated by the Project Description or conceived in whole or in part by Sponsor from the Project; (b) to preserve the confidentiality of Sponsor Confidential Information and Sponsor's other trade secrets; and (c) to retain the exclusive right to exploit such ideas, inventions, and other Sponsor Intellectual Property (as defined in Paragraph G. below). Accordingly, University and Sponsor have agreed on the conditions set forth in clauses ii. -
          v. of this Paragraph F to set forth their agreement about publication rights for Project Research.

     ii. There shall be no publication by University or any Researcher of any Project Research before December 16, 1998 (the "Earliest Publication Date"). In addition, (a) there shall be no publication of Invention-Related Research (as hereinafter defined) except in accordance with clauses iii., iv. and v. below; (b) there shall be no publication of Project Research other than Invention-Related Research (herein "Other Project Research") except in accordance with clause v. below; and (c) in the event research includes information that is both Invention-Related Research and Other Project Research, it shall be deemed for purposes of this Agreement to be Invention-Related Research.

     iii. After the expiration of the Term and subject to Paragraph G.i. below,, Sponsor shall make reasonable efforts to inform University whether Sponsor regards any of Sponsor's Inventions and/or Joint Inventions (each as defined in Paragraph G. below) as patentable and whether Sponsor desires to perfect, or reserve the right to perfect, patents therefor.

     iv. If University or any of the Researchers desire to publish any information relating, directly or indirectly, to the Sponsor's Inventions, Joint Inventions and/ or related Project Research (collectively herein, "Invention-Related Research"), it/he/she shall give Sponsor written notice (the "Publication Notice"), not before the Earliest Publication Date and at least nine months prior to the desired publication, in order to give Sponsor sufficient time to prepare and file patent applications, perfect such patents, and take other measures to protect Sponsor Intellectual Property. Any and all Publication Notices shall identify the specific Invention and Invention-Related Research that are the subject of the desired publication. During (each) such ninth month period, neither the University nor any of the Researchers shall publish (or otherwise disclose) any such Invention-Related Research.

     v. Subject to (x) the Earliest Publication Date provision in clause ii. above, and (y) the conditions in clauses iii. and iv. above with respect to Invention-Related Research, Sponsor agrees not to unduly restrict publication of Project Research; provided that, the University shall provide drafts of all articles and other documents to the Sponsor for review prior to publication. Such review shall be for the purposes of ensuring that the publication does not disclose Sponsor Confidential Information or impair Sponsor Intellectual Property, and for providing appropriate protection for Inventions. The Sponsor shall provide the University with the results of its review within 60 days. Subject to the conditions in clauses ii.-iv above, the University may assume de facto agreement to publishing if no comments are received within this period.

     vi. Sponsor may publish, either jointly with University or one or more Researchers, or on its own, any part or all of the Project Research, after giving at least 30 days advance written notice to University; provided that, if during such thirty (30) day period University and/or Researcher(s) give written notice to Sponsor of their desire to collaborate in such Sponsor publication, Sponsor shall make reasonable efforts to reach agreement on the terms of such collaboration with University and/or Researcher(s), as the case may be; provided further that, if the parties agree to collaborate on such publication, it shall be subject in any event to clauses ii.-v. above.

G.   PATENTS , INVENTIONS AND INTELLECTUAL PROPERTY

     i. For purposes of this Agreement, the term "Inventions" means any and all patentable inventions, ideas and conceptions (whether for products, processes, or both) set forth in or derived from the Project Description and/or the Project. Each of Sponsor and University, and each of the Researchers, shall keep and preserve contemporaneous notes and other customary records in reasonable detail of all Inventions. After the expiration of the Term and upon request of either party, each party shall provide to the other (a) a list of all Inventions; and (b) its characterization of each Invention as one of the following: a Sponsor's Invention (as defined in clause (ii) below), a Joint Invention (as defined in clause (v) below), or University Project IP (as defined in clause (iv) below). Thereafter, if either party questions the other's characterization of one or more Inventions, the other party shall promptly submit a written explanation of its reasons for each such characterization(s). The parties shall work in good faith to agree on the appropriate characterization of any Invention(s) about which a dispute may arise.

     ii. For purposes of this Agreement, the term "Sponsor Intellectual Property" means Sponsor Confidential Information; Inventions conceived or created solely by Sponsor (herein "Sponsor's Inventions"); and Sponsor's other trade secrets, proprietary information and other intellectual property (whether owned, acquired or developed prior to, during or after the Term).

     iii. Except for the limited Research License granted in Paragraph E.ii. above, Sponsor retains all title, ownership, and exclusive right to exploit Sponsor Intellectual Property.

     iv. With respect to Inventions and other intellectual property conceived or created solely by the Researchers or University in connection with or as the result of the Project (herein, "University Project IP"),
          University shall retain title and ownership of the same.   At its
          election, Sponsor shall acquire, and University shall grant to Sponsor, a worldwide exclusive perpetual license to exploit and use the University Project IP pursuant to one of the two options set forth in subclause (a) or (b) below:

          (a) Sponsor may acquire a paid-up license, wherein following completion of the Project but in any event before commercial exploitation of the University Project IP, Sponsor shall pay University a single lump-sum amount of $120,000; or
          (b) Sponsor may acquire a license, in consideration for such other license or royalty fee (whether paid-up, calculated on a percentage basis, or otherwise) on which the parties may reach agreement in the future following good faith negotiation but before commercial exploitation of the University Project IP.

          In any event, if the University Project IP for which Sponsor seeks a license is patentable, Sponsor shall pay all patenting costs therefor.

v. With respect to Inventions and other intellectual property conceived or created jointly by the Sponsor, on the one hand, and the Researchers and/or University, on the other hand (such Inventions herein "Joint Inventions", and such intellectual property herein "Joint IP"), Sponsor and University shall jointly own the Joint Inventions and other Joint IP. At its election, Sponsor shall acquire, and University shall grant to Sponsor, a worldwide exclusive perpetual license to exploit and use the Joint Inventions and other Joint IP (herein a "Joint IP License") pursuant to one of the two options set forth in subclause (a) or (b) below:

          (a) Sponsor may acquire a paid-up license, wherein following completion of the Project but in any event before commercial exploitation of the Joint Inventions or other Joint IP (as the case may be), Sponsor shall pay University a single lump-sum amount of $60,000; or
          (b) Sponsor may acquire a license, in consideration for such other license or royalty fee (whether paid-up, calculated on a percentage basis, or otherwise) on which the parties may reach agreement in the future following good faith negotiation but before commercial exploitation of the Joint Inventions or other Joint IP (as the case may be).

     Except in the event Sponsor duly elects and acquires a Joint IP License pursuant to subclause (a) or (b) above, Sponsor and University shall have the joint right to exploit Joint Inventions and other Joint IP.

     For purposes of this clause v., it is understood and agreed that any and all Inventions and/or other intellectual property embodied in the Project Description constitute Sponsor Intellectual Property, and shall not be deemed to be Joint Inventions or other Joint IP.

     In any event, if the Joint Invention(s) for which Sponsor seeks a Joint IP License is/are patentable, Sponsor shall pay all patenting costs therefor.


H.   PUBLICITY

     Neither party to this Agreement shall mention the other party in advertising or publicity of any manner without first obtaining the written permission of the other party, which party shall have the right in its discretion to withhold or grant permission, or to grant its permission subject to conditions it deems appropriate.

I.   TERMINATION

     Either party may terminate this Agreement "for cause", if the breach of the other party's obligation(s) or other "cause" has not been cured by the other party after thirty (30) days written notice specifying the breach, event or other cause and demanding its cure. In the event of termination, the University will take immediate action to mitigate the costs incurred under this Agreement and, the Sponsor shall pay all reasonable costs (up to, but not exceeding, the amount accrued under the schedule in Paragraph C.i. of this Agreement) incurred by the University prior to the effective date of termination. Reasonableness of cost shall be determined by applying those rules in Office of Management and Budget (OMB) Circular A-21 in effect at the date of last signature of this Agreement. In the event the payments by the Sponsor exceed the reasonable cost or accrued scheduled payments, the University shall promptly reimburse the excess payments to the Sponsor.

J.   LIMITS OF LIABILITY

     The University is and will be acting as an independent contractor in the performance of this Agreement, and it shall be solely responsible where found liable for the payment of any and all claims for loss, personal injury, death, property damage, or otherwise, arising out of any act or omission of its employees or agents, including the Researchers, in connection with the performance of this Agreement.

K.   AUTHORSHIP AND SPONSORSHIP

     The Sponsor's support of this research Project shall be given appropriate recognition in any publication of results by the University, subject to the publication restrictions in Paragraph F. In the event of Sponsor's cooperation in the performance of the Project, such cooperation shall be given appropriate recognition in any publication by the University, again subject to the publication restrictions in Paragraph F.

L.   GOVERNING LAW

     This Agreement shall be governed and construed under the laws of the Commonwealth of Virginia.


January 29, 1998



Dr. James McGrath
Virginia Polytech Institute

Dear Jim:

Attached for your consideration is an R&D concept whose execution at VPI could significantly advance our understanding of cure chemistries and composite morphology for fluoroelastomer/fluoroplastic microparticulate blends.

This work may well be one that could be conducted by a graduate student with the available analytical and processing resources and expertise available at VPI, resources which we do not presently have.

I hope we can discuss that possibility during my visit to VPI with John Verbicky on Friday, September 19, 1997.

Best regards,



John Effenberger
Director of R&D




PROPOSED PROGRAM:   CHEMFAB/VPI STUDIES OF MICROPARTICULATE BLENDS OF
                    FLUOROPOLYMERS

Background

The potential for obtaining new forms of polymeric compositions with novel and commercially attractive performance features by blending separately polymerized polymers in aqueous microparticulate (sub-micron sized) forms is under investigation at Chemfab Corporation. Such simple blends lend themselves to isolation by removal of water to yield processible solids in physical forms such as thin cast films (including multi-layer films) and coarse, but readily compressible agglomerates, both of which can be further processed through relatively low temperature, low pressure forming (such as compression molding or extrusion at 100 degrees C). Such blending facilitates the incorporation of elastomeric and/or thermoplastic polymers with each other, as well as with homogeneously distributed, finely divided, fillers or reactive chemicals, (e.g. rubber curatives or co-agents).

It is believed that such a process can yield attractive combinations of elasto-plastic mechanical behavior in finished parts while exhibiting a broad range of physical properties including wear, abrasion, and frictional characteristics, chemical resistance and thermal range in end-use.

Since the reactivity of elastomeric constituents with curative components is likely to play a significant role in determining both finished properties and process rheology, it is desirable to identify preferred curatives for specific polymeric compositions and to observe their effect on both process rheology and morphological changes taking place during the process.

Program

Fixing polymeric composition to include a single fluoroelastomer (Fluorel (R) terpolymer) and no more than two fluoroplastics (PTFE and FEP), at a fixed relative abundance of fluoroelastomer (60 weight percent), it is an objective to identify at least two preferred curatives for such blended compositions: one should be water soluble for compatibility with solids isolation from an aqueous colloid, and the other should be water insoluble It is highly desirable that good compression set in "finished" (cured sheet) parts be an important criteria
of acceptable curative performance.   CHEMFAB will provide the latex and
dispersion raw materials.  VPI will identify and procure curatives.

It is also an objective that initial isolation of processible solids from blended aqueous systems include two isolation methodologies to yield cast film and "coagulated powder", respectively. Procedures for both of these isolation methodologies will be proved by CHEMFAB.

Evaluation of properties of "finished" compositions can be obtained on simple compression-molded slabs (30-60 mils in thickness). It is anticipated that the selection of curative chemistry types will be important determinants of the actual molding conditions and it is expected that VPI will identify/optimize them.

Rheological characterization of the isolated solids should include "typical rubber processing" information (e.g. oscillating disk rheology) as well as "typical plastic processing information" (e.g. capillary rheology data). Extrudates from such rheometry can also serve to provide specimens to examine changes in morphology as a function of shear rate and temperature. It is anticipated that important changes in the PTFE morphology ("fibrillation" and/or orientation) will be observable and to some degree quantifiable as will the crystalline conditions of the PTFE and FEP.

Slabs of the "finished" compositions can be used for such observations as well as for characterization of properties such as tensile stress/strain behavior, degree of swell in methanol, wear and abrasion behavior, durometer, etc., for both "as made" and heat-aged specimens.

It is hoped that CHEMFAB's initial exploratory efforts and current understanding of such systems up through isolation of solids will allow VPI to focus on curative selection and morphological structure as it affects process and finished part performance.

It is our objective to advance such understanding substantially over the next four to six months or sooner if possible. Our own investigations will continue; we expect from time to time to submit specimens for your morphological characterization to guide our own efforts as well.

We look forward to a mutually beneficial relationship, and especially to new, commercially valuable materials.






CHEMFAB / VPI STUDIES OF MICROPARTICULATE BLENDS OF  FLUOROPOLYMERS
-------------------------------------------------------------------

SCHEMATIC FLOWCHART


                                   Aqueous Compatible ------ Cast Isolation ----Molded Part
                                        Cure System            Process
                                             |
                                             |
                         Fluoroplastic ------|
                            (PTFE)           |
                               |             |
                               |   Aqueous Incompatible ---- Coagulation -------Molded Part
                               |        Cure System        Isolation Process
                               |
Continuous Phase Polymer ------|
(Fluoroelastomer)              |
                               |
                               |   Aqueous Compatible ------ Cast Isolation ----Molded Part                    |
                               |      Cure System               Process
                               |             |
                         Fluoroplastic ------|
                             (FEP)           |
                                             |
                                             |
                                   Aqueous Incompatible ---- Coagulation ------Molded Part
                                        Cure System       Isolation Process

